Exhibit 10.18

UPDATED VERSION: MARCH 9, 2026

January 29, 2026	O·P·I

Calvin McDonald [*]	NIOXIN.

Dear Calvin,	Kadus PROFESSIONAL

I am pleased to welcome you to Wella Operations US LLC (the “Company”).

This letter serves to confirm the terms of your offer. Your initial place of employment will be the Wella offices in New York City Office at 100 Park Avenue, 17th Floor, New York, NY
10017, provided, however, that within the normal course of your duties, you will be required to travel in accordance with business needs. You agree to relocate your primary work location to the New York metropolitan area by April 2, 2026.

TITLE, DUTIES AND REPORTING
You will be appointed to the full time, exempt role of Chief
Executive Officer of the Company, reporting to the Executive
Chair of the Company's Board of Directors (currently Glenn
Murphy) or, if no one is serving as Executive Chair, directly to the Company's Board of Directors (the "Board").

Effective as of the Hire Date (as defined below), the Board
will appoint you to serve as a member of the Board and, if
requested by the Board, you will serve as an officer or
director of any parent or subsidiary of the Company, in each case without additional compensation.

Wella Company - United States 100 Park Avenue, 17th Floor, New York, NY 10017 I wellacompany.com

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You will be the senior-most executive of the Company and its affiliates and will have the powers, authorities, and duties of management usually vested in the office of Chief Executive
Officer of an entity of a similar size and nature to the Company.
You will devote your full business time and attention to the performance of your duties hereunder and will not engage in
any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the
rendition of such services, either directly or indirectly;
provided, that, nothing herein shall preclude you from (i)
serving on civic or charitable boards or committees, (ii)
managing personal investments, (iii) continuing to serve on the board of directors set forth on Exhibit A attached hereto, or (iv)
with the prior written consent of the Board, serving on the
boards of directors of other for profit entities, so long as all such activities described in clauses (i) through (iv) above do not materially interfere with the performance of your duties under this Offer Letter.

HIRE DATE	You will commence employment in this role on a date to be mutually agreed, which date shall not be later than April 2, 2026 (the date on which your employment commences, the "Hire Date").

BASE SALARY	You will receive an initial annual base salary of $1,500,000 less applicable deductions, payable in accordance with the Company's payroll practices.

EMPLOYEE BENEFITS
You (and your eligible dependents) will be eligible to
participate in the Company's benefit plans and programs
available in the United States and Canada (as applicable)
subject to the eligibility terms and conditions of such plans and programs. Information regarding these plans and programs will be provided to you separately. In addition, you will be
eligible for the Company's Executive Wellbeing Benefit, in the
amount of $25,000 per year, which is paid out in a lump sum, less all applicable withholding. The Company reserves the right to amend, modify or terminate any of its employee benefit
plans or programs at any time and for any reason.

ANNUAL INCENTIVE PLAN
Commencing with fiscal year 2026, which started July 1, 2025, you will be eligible to participate in the Wella Annual Incentive
Plan with a target award of 150% of your annual base salary
and a maximum opportunity of 200% of target. Your bonus
opportunity will be prorated based on your Hire Date.

Your bonus opportunity will be based on both financial
performance objectives and your individual performance,
subject to the terms and conditions of the Annual Incentive
Plan and discretionary review and approval by the Company's
Board of Directors. The Annual Incentive Plan bonus brochure will be shared with you in your onboarding.

Wella Company - United States 100 Park Avenue, 17th Floor, New York, NY 10017 I wellacompany.com

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SIGN-ON BONUS
You will receive a sign-on bonus payment of $600,000, less
applicable taxes and deductions, within 30 days of your Hire
Date. If your employment is terminated for Cause (as defined below) or you resign without Good Reason (as defined below), in each case, within 24 months of your Hire Date, you agree to repay the full amount of the sign-on bonus payment to Wella
within 30 days of termination. The purpose of this sign-on is to cover all relocation and living expenses, including, without limitation, related to any immediate and future relocation from
Vancouver to New York.

WELLA LONG TERM INCENTIVE PLAN
Subject to approval by the Board, promptly following the Hire
Date you will be granted restricted stock units (the "Initial
RSUs") under the Wella 2025 RSU Management Equity Plan
(the "Plan"). The Initial RSUs grant will have a total target value of $20,000,000, with the number of Initial RSUs to be
granted determined by dividing that dollar value by the per-
share fair market value of the Company's ordinary shares as of
December 31, 2025, as determined in accordance with the
Plan. The Initial RSUs will time vest in equal annual installments over four (4) years, subject to your continued service with the
Company through each applicable vesting date, and are also
subject to a liquidity event vesting requirement (which is
satisfied upon an IPO, sale of substantially all of the assets of the business or a change in control). If a Change in Control
Transaction or a Sale (each as defined in the Plan) occurs on or prior to the date set forth in the table below, then the vesting of that number of Initial RSUs shall be accelerated so that the total number of vested Initial RSUs is at least equal to the percentage set forth next to the applicable date:

Date of Change in Control Transaction or Sale	Percentage of Total Initial RSUs Vested
April 2, 2027	25%
April 2, 2028	50%
April 2, 2029	100%

The Initial RSUs shall also be subject to the other terms of the
Plan and your RSU award certificate. A copy of the Plan and the
RSU award certificate will be provided to you.
Following a successful IPO, you will be eligible for the annual
Wella LTI Program in accordance with its terms which will be designed and approved by the Board, and announced at a later date.

Wella Company - United States 100 Park Avenue, 17th Floor, New York, NY 10017 I wellacompany.com

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TAX PREPARATION AND TRAVEL FRINGE BENEFITS
The Company will reimburse you for the reasonable cost of
annual tax preparation and filing support services, including federal, state, and local tax filings, up to a maximum of $15,000 per calendar year. You will mutually agree with the Company
on the tax positions and approach to be taken in connection
with the Company's and your tax filings to the extent such
filings relate to your employment or compensation by the
Company. Upon request, you will grant the Company and the
Company's tax adviser the right to review your individual tax returns in the United States and Canada, if necessary. The
foregoing obligations of shall continue during your
employment with the Company and for the full tax year
during which your termination occurs (except that the $15,000 reimbursement shall not apply with respect to a termination
for Cause or resignation without Good Reason). As this
reimbursement is a taxable fringe benefit to you, the Company will gross you up for any taxes you incur as a result of it being provided to you.

For the 18-month period during which you are employed with
the Company following the Hire Date, the Company will
reimburse up to $100,000, in total for the 18-month period, for the cost of round-trip airfare between New York City and
Vancouver, British Columbia. As this reimbursement is a
taxable fringe benefit to you, the Company will gross you up for any taxes you incur as a result of it being provided to you.

VACATION
You are eligible for the Company's U.S. Uncapped Vacation
Policy for Executives in Grades A-D. Vacation is to be taken on a reasonable, as-needed basis, subject to manager approval and business needs. No cash payout is provided at termination
except as required by applicable law. The Company may
modify or discontinue this policy at any time, consistent with applicable law. Please refer to the official policy for full details, including coordination with holidays and any applicable sick or paid-leave laws.

RESTRICTIVE COVENANTS	You will be required, as a condition of employment, to execute the attached Confidentiality and Inventions Agreement.

ASSIGNMENT
You may not assign any of your rights or obligations under this letter. This letter will be binding upon and inure to the benefit of the Company's successors and assigns. Without limiting the foregoing, to the extent permissible under applicable law, the
Company may assign its rights and delegate its duties
hereunder in whole or in part to any transferee of all or a
portion of the assets or business to which your employment
relates.

Wella Company - United States 100 Park Avenue, 17th Floor, New York, NY 10017 I wellacompany.com

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AT-WILL EMPLOYEE; NOTICE PERIOD TO RESIGN
Please be aware that neither this letter, nor any other
document, confers any contractual right, either express or
implied, to remain employed by the Company for any fixed
period of time, nor does it guarantee any fixed terms or
conditions of employment. While we hope that your
employment with the Company will be mutually beneficial,
please understand that you are an at-will employee, which
means that both you and the Company have the right to
terminate your employment at any time, with or without
notice or cause. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed by an express
written agreement signed by you and a duly authorized officer of the Company. Notwithstanding the foregoing, you hereby
agree to provide the Company with not less than 90 days' prior written notice of your resignation without Good Reason
(subject to the Company's right to require an earlier
termination date or to place you on "garden leave" for all or any portion of the notice period).

CONDITIONAL OFFER, VISA REQUIREMENT
This offer is contingent upon you satisfying the Company's
reference and background check requirement, including prior
employment and education verification. This offer is
contingent upon you not being subject to any lawful limitation, obligation or agreement that would preclude your full-time
employment with the Company or in any way restrict your
ability to perform your duties as a Company employee on the
Hire Date.
This offer is also contingent upon proof of identity and your obtaining, prior to the Hire Date, a visa that will allow you to lawfully work in this position in the United States. The
Company has engaged Ogletree Deakins to assist in obtaining
this visa.

ENTIRE UNDERSTANDING; GOVERNING LAW, VENUE AND JURY TRIAL WAIVER
This Offer Letter constitutes the entire understanding between you and the Company, and supersedes any previous
agreements and understandings, whether oral or written,
regarding your offer of employment by the Company. You
acknowledge and agree that you have not relied on any
representations or statements, whether oral or written,
regarding your employment with the Company, other than as
contained in this Offer Letter.

Wella Company - United States 100 Park Avenue, 17th Floor, New York, NY 10017 I wellacompany.com

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THIS OFFER LETTER WILL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK
WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR
CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE
OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD
CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE
STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE
FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK
WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF
THIS OFFER LETTER, EVEN IF UNDER SUCH JURISDICTION'S
CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE
SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD
ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS
AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY
CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN
NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES
THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN
INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH
ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT
TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR
COUNTERCLAIM.

MODIFICATION	Any amendment to this letter must be made in writing and signed by a duly authorized officer of the Company.

Wella Company - United States 100 Park Avenue, 17th Floor, New York, NY 10017 I wellacompany.com

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REPRESENTATIONS NOTICE
As of the date hereof, you represent and warrant to the
Company that: (i) you are entering into this Offer Letter
voluntarily and that your employment hereunder and
compliance with the terms and conditions hereof will not
conflict with or result in the breach by you of any agreement to which you are a party or by which you may be bound; (ii) you have not violated, and in connection with your employment
with the Company will not violate, any non-competition or
other similar covenant or agreement with any person or entity by which you are or may be bound; (iii) in connection with your employment with the Company, you will not use any
confidential or proprietary information or trade secrets you may have obtained in connection with employment or service
with any prior service recipient, in violation of any agreement with, or obligation to, a third party by which you are bound;
and (iv) you have not been terminated from any prior
employer or service recipient, or otherwise disciplined in
connection with such relationship, in connection with, or as a result of, any claim of workplace sexual harassment or sex or gender discrimination, and to your knowledge, you have not
been the subject of any investigation, formal allegation, civil or criminal complaint, charge, or settlement regarding workplace sexual harassment or sex or gender discrimination. You further represent and warrant to the Company that you have read this
Offer Letter and the Confidentiality and Inventions Agreement
in their entirety, fully understands the terms of such
agreements, have had the opportunity to consult with counsel prior to executing this Offer Letter and are signing this Offer
Letter and the Confidentiality and Inventions Agreement
voluntarily and with full knowledge of their significance.

For the purpose of this Offer Letter, notices and all other
communications provided for in this Offer Letter will be in
writing and be deemed to have been duly given if delivered
personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via
electronic mail to the respective email addresses, as set forth below, or to such other address as either party may have
furnished to the other in writing in accordance herewith,
except that notice of change of address shall be effective only upon receipt; provided, that (i) notices sent by personal
delivery or overnight courier shall be deemed given when
delivered; (ii) notices sent by electronic mail transmission shall be deemed given at the time of delivery if between the hours of 9:00 a.m. and 5:00 p.m. E.T. on a business day ("business hours") and if not during business hours, at 9:00 a.m. on the next business day following delivery, provided a delivery
confirmation is obtained by the sender; and (iii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail.

Wella Company - United States 100 Park Avenue, 17th Floor, New York, NY 10017 I wellacompany.com

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If to you, to such address as shall most currently appear on the records of the Company. If to the Company, to:

SEVERABILITY	Wella Operations US LLC 100 Park Avenue, 17th Floor New York, NY 10017 Attention: Chief People Officer With a copy to: Chief Legal Officer

CONSTRUCTION
The invalidity or unenforceability of any provision or provisions of this Offer Letter will not affect the validity or enforceability of any other provision of this Offer Letter, which shall remain in full force and effect.

SEVERANCE
Each party to this Offer Letter acknowledges that such party had the opportunity to be represented by counsel in the
negotiation and execution of this Offer Letter. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party.

SECTION 409A
If the Company terminates your employment without Cause or
if you resign for Good Reason[2], provided you sign and do not revoke a separation and release agreement prepared by the
Company and remain in full compliance with the restrictive
covenants set forth in your agreement(s) with the Company,
you will receive a severance amount of (i) twelve months of
base salary paid in equal bi-weekly instalments pursuant to the
Company's standard payroll practices, (ii) a pro-rata portion of your annual target bonus (at target) under the Annual
Incentive Plan for the year of termination, based on the
number of days of service completed in such year through the termination date, payable at the same time annual bonuses are paid to similarly situated executives, (iii) to the extent such termination occurs after the end of the applicable fiscal year, but prior to the payment of the bonus for such fiscal year, your annual bonus under the Annual Incentive Plan, as approved by the Board, payable at the same time annual bonuses are paid
to similarly situated executives. All payments will be less
applicable federal and state withholdings for tax and other
applicable deductions, including authorized paycheck
deductions.

Wella Company - United States 100 Park Avenue, 17th Floor, New York, NY 10017 I wellacompany.com

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This Offer Letter is intended to comply with, or be exempt
from, the requirements of Section 409A of the Internal
Revenue Code of 1986, as amended ("Section 409A") to the
extent necessary to avoid the incurrence of adverse tax
consequences under Section 409A and shall be interpreted and construed consistently with such intent. Notwithstanding
anything herein to the contrary, (i) if at the time of your
termination of employment with the Company, you are a
"specified employee" as defined in Section 409A, and the
deferral of the commencement of any payments or benefits
otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated
or additional tax under Section 409A, then the Company will
defer the commencement of the payment of any such
payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the first business day to occur following the date that is six (6)
months following your termination of employment with the
Company (or the earliest date as is permitted under Section
409A), which initial payment will include the payments and
benefits that would have been paid to you during such six (6)
month period but for the delay required by Section 409A; and
(ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other
benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise
such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that
does not cause such an accelerated or additional tax. In the event that payments under this Offer Letter are deferred
pursuant to this paragraph in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified under this paragraph
without any interest thereon. The Company shall consult with you in good faith regarding the implementation of this
paragraph; provided, that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

Wella Company - United States 100 Park Avenue, 17th Floor, New York, NY 10017 I wellacompany.com

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Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall
not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A and, for purposes of any such
provision of this Offer Letter, references to a "resignation,"
"termination," "termination of employment" or like terms shall mean separation from service. For purposes of Section 409A,
your right to receive any installment payment under this Offer
Letter shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything to the
contrary herein, except to the extent any expense,
reimbursement or in-kind benefit provided pursuant to this
Offer Letter does not constitute a "deferral of compensation"
within the meaning of Section 409A, (A) the amount of
expenses eligible for reimbursement or in-kind benefits
provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind
benefits provided to you in any other calendar year; (B) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the
calendar year following the calendar year in which the
applicable expense is incurred; and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be
liquidated or exchanged for any other benefit.

We look forward to receiving your acceptance of the Company's offer by signature below by January 30, 2026.

Should you have any questions, please let me know. With Regards,

/s/ Mallory Martino
Mallory Martino Chief People Officer

Attachments: Confidentiality and Inventions Agreement

Accepted and agreed: Calvin McDonald

Sign:	/s/ Calvin McDonald

Print Name: Calvin McDonald

Date: 4/10/2026

Wella Company - United States 100 Park Avenue, 17th Floor, New York, NY 10017 I wellacompany.com

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1. For purposes of this Offer Letter, "Cause" shall mean your: (i) material misconduct, gross negligence, material violation of any written policies of the Company or its affiliates that is applicable to you, or your willful and deliberate non-performance of duty in connection with the business affairs of the Company and its affiliates, including your refusal or willful failure to follow the reasonable and lawful directives of the Board; (ii)
conviction of or entering of a plea of guilty or nolo contendere to any felony or for any misdemeanor involving moral turpitude; (iii) engagement in any other act of fraud, embezzlement, misappropriation, intentional misrepresentation or intentional dishonesty, moral turpitude, illegality or harassment; (iv) material breach of this
Offer Letter or any other agreement to which you are a party with the Company or any of its affiliates (including any breach of any restrictive covenants between the Company or any of its affiliates and you); or (vi) unlawful use (including being under the influence) or possession of illegal drugs that has the effect of injuring the interest, business or reputation of the Company or any of its affiliates. Whether Cause exists shall be determined by the Board in its reasonable discretion.
2 For purposes of this Offer Letter, "Good Reason" shall mean the occurrence, without your written consent, of any of the following events: (i) a material diminution in your then-current base salary or annual target bonus opportunity, taken together in the aggregate; (ii) a material diminution in your authority, duties, titles, responsibilities or reporting requirements, which would cause your position to become one of lesser responsibility, importance, or scope;
provided, that a reduction in your authority, duties, titles, responsibilities or reporting requirements solely by virtue of the Company or a parent thereof being acquired by, and made part of, a larger entity, whether as a subsidiary, business unit or otherwise will not constitute "Good Reason"; (iii) the failure to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/
or assets of the Company to assume this Offer Letter; (iv) the relocation of your principal place of employment to a location more than fifty (50) miles from your immediately preceding principal place of employment; or (v) the Company's or an affiliate's material breach of any provision of this Offer Letter or any other agreement to which you are a party with the Company or any of its affiliates; provided, that you provide written notice to the
Company of the existence of any such condition within thirty (30) days of the initial existence of such condition and the Company fails to remedy the condition within thirty (30) days of receipt of such notice (the "Cure Period"); provided, further, that you must actually terminate employment no later than thirty (30) days following the end of such Cure Period, if the Good
Reason condition remains uncured at the end of such Cure Period.

Wella Company - United States 100 Park Avenue, 17th Floor, New York, NY 10017 I wellacompany.com

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Exhibit A
[EXECUTIVE TO LIST CURRENT BOARD POSITIONS]
The Walt Disney Company